EXHIBIT 15.1

True Leaf Campus Central Hub is Complete

Occupancy permit granted, ready for next steps to become a licensed producer of cannabis

VERNON, British Columbia, March 06, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced that the current phase of construction of True Leaf Campus – the Company’s cannabis cultivation and production facility – is complete.

The completed phase includes a two-storey, 18,000 square foot central hub for the initial grow area, laboratory services, whole-plant extraction, and the production of therapeutic cannabis products for pets and their owners.

The facility was designed to be scalable in more ways than simply adding grow space. In order to conserve capital expenditures while fully leveraging 40 acres of rare industrial zoned land, its modular design, phased approach, and flexible engineering of the central administration area allow True Leaf to expand easily for future phases and respond to the ever-changing cannabis market and regulations.

True Leaf Campus was also designed to align with the Company’s growing method, which focuses on producing a premium medicinal product. That philosophy is reflected in the well-thought-out interior and exterior build which includes the use of cutting-edge building materials that promote a sterile grow environment free of contaminants, including state-of-the-art air filtration, hospital grade finishes, and impermeable interior and exterior wall panels.

“With the completion of this initial phase of True Leaf Campus, we are closer than ever to becoming a licensed producer of cannabis,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Receiving our license and having our own cultivation facility to grow medicinal cannabis and support the research and development of legal medicinal cannabidiol (CBD) products for pets will take our company to the next level. We will be the first cannabis-for-pets company with this advantage.”

True Leaf continues to work through the Health Canada approval process to cultivate and produce cannabis for True Leaf products. Depending on Health Canada timelines, approval is expected mid to late 2019.

True Leaf Campus will provide employment in Lumby, a hard-hit logging community of 1,700 in the northeast of the Okanagan Valley. The facility sits on an industrially-zoned 40-acre site owned by True Leaf with full local government support, so the Company is well-positioned to expand to meet future market demands.

Drone footage of the new True Leaf Campus facility can be viewed on YouTube here: Video Link

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our pet wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Joe Green (US)
Edison Advisors
jgreen@edisongroup.com
O: 646-653-7030

Follow True Leaf
Twitter: @trueleafmed
Facebook: trueleafmed
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at:

http://www.globenewswire.com/NewsRoom/AttachmentNg/35dd3421-fcbd-4cc8-8645-f3109540c626

http://www.globenewswire.com/NewsRoom/AttachmentNg/518005b9-806b-41d5-a9a9-5628226a0499

http://www.globenewswire.com/NewsRoom/AttachmentNg/f9cd6de3-cbdc-472f-9d1c-b7567a258d69